Exhibit 99.1

For Immediate Release	Contact: Brandi Simpson
Sr. Director, Investor Relations
NPS Pharmaceuticals, Inc.
(801) 883-2427

NPS PHARMACEUTICALS REPORTS

THIRD QUARTER AND NINE MONTH RESULTS

Advances Pipeline and Realizes Savings from Earlier Restructuring

Conference Call Scheduled for 5 p.m. EST Today

Parsippany, New Jersey — November 8, 2006 — NPS Pharmaceuticals, Inc. (Nasdaq: NPSP) today reviewed recent corporate developments, reported its operating and financial results for the three and nine months ended September 30, 2006, and reiterated its previous financial guidance.

BUSINESS AND PIPELINE UPDATE

NPS reported progress for the following key milestones:

•	PREOS®/Preotact® (parathyroid hormone [rDNA origin] for injection):

•	NPS has submitted a draft protocol to the U.S. Food and Drug Administration (FDA) for a new Phase 3b clinical trial to support U.S. registration of PREOS.

•	Nycomed has launched Preotact® successfully in three European countries.

•	Teduglutide:

•	NPS has begun a safety and dose escalation study to support future studies of teduglutide in Crohn’s disease and other indications.

•	NPS has randomized over 95% of patients required for the ongoing Phase 3 study in patients with Short Bowel Syndrome (SBS) and expects that enrollment will be completed by the end of the year.

•	Discovery:

•	NPS has nominated a new drug candidate, NPSP156, for preclinical testing as a potential treatment for epilepsy, neuropathic pain and other central nervous system disorders.

•	Cost reductions:

•	NPS has achieved significant costs savings as a result of its recent restructuring and plans to manage the business to ensure that the year-end cash balance will be sufficient to fund operations for two years, consistent with our previous year-end cash balance guidance.

Dr. Tony Coles, NPS CEO and president, stated, “Our accomplishments this quarter reflect momentum in advancing the pipeline and realizing the savings from the restructuring announced earlier this year. We are focused on operational excellence and execution, and are creating options for our assets and our business to unlock our full potential as a biopharmaceutical company.”

PREOS

As a result of discussions NPS has had with the FDA and key opinion leaders, the company recently submitted to the FDA a protocol for a Phase 3b study to support U.S. registration for PREOS. The proposed study is a 12-month bone-mineral density trial for the treatment of women with post-menopausal osteoporosis.

NPS noted that its European partner, Nycomed, has successfully launched Preotact® in Germany, the U.K. and Denmark and is confident about the drug’s prospects throughout Europe. Launches in the other key European markets will continue into 2007. Nycomed recently announced its plan to acquire ALTANA Pharma AG. This transaction is expected to strengthen Nycomed’s commercial infrastructure in Europe and particularly in Germany, one of the largest European markets for anabolics.

Teduglutide

NPS has now randomized over 95% of the required patients for the six-month Short Bowel Syndrome study and expects to complete enrollment in this pivotal Phase 3 study by the end of the year. The company plans to file a new drug application (NDA) for this indication in 2008. NPS expects to complete a safety and dose escalation study with teduglutide by the end of the year to help identify the maximum tolerated dose for future clinical studies of the drug in other indications.

D-Serine Analog

NPS reported that its research group has recently nominated a lead compound for preclinical development. This compound, known as NPSP156, is a D-serine analog with therapeutic potential in treatment of epilepsy, neuropathic pain, and other CNS disorders. D-serine is a naturally occurring neurotransmitter and endogenous ligand at the glycine site of the NMDA receptor.

Partnered Programs

NPS recognized increased royalty revenue from sales of Sensipar®/Mimpara® (cinacalcet HCl) by Amgen. Cinacalcet sales for the first three quarters of 2006 were $223 million, a 109% increase over the same period in 2005. NPS also noted that earlier this year, Kirin, its partner for cinacalcet HCl in the Far East, filed for approval to market the drug in Japan. Under a long-standing collaboration with NPS, GlaxoSmithKline is planning to advance clinical testing of calcilytics into a Phase 2b trial in the first quarter next year. NPS also has ongoing collaborations with Johnson & Johnson in glycine transport inhibitors for schizophrenia and with AstraZeneca in metabotropic glutamate receptors for CNS and GI disorders.

NPS chief medical and commercial officer, Francois Nader, M.D., commented, “In the past quarter the NPS R&D team has been focused on accelerating the advancement of our pipeline. We submitted a protocol to the FDA for what we believe would be a timely and cost-effective route to approval of PREOS in the U.S. In the same period, we also accelerated enrollment in our Phase 3 SBS trial and initiated new studies that will support the teduglutide program. Finally, consistent with our history of discovery productivity, our research group nominated NPSP156 as a new preclinical candidate. All of this activity reflects our commitment to innovation and operational excellence.”

THIRD QUARTER FINANCIAL RESULTS

In June 2006, NPS announced a major restructuring initiative to reduce spending and preserve cash. Dr. Coles noted, “We have made significant progress in restructuring the business to ensure that we can execute our plans successfully. We have exceeded the cost savings goals that we set at the time of our restructuring and are on track to meet our previous cash burn guidance. Cutting costs alone cannot be a path to success; consequently, we are also exploring various options to leverage our assets and advance our pipeline. We have received interest in several of our assets, including teduglutide, from multiple potential corporate partners. We will evaluate all of our options for funding and accelerating the development and commercialization of our products and expanding their potential indications.”

NPS incurred a net loss for the third quarter of 2006 of $21.1 million, or $0.45 per share, compared to a net loss in the third quarter of 2005 of $38.3 million, or $0.95 per share. For the nine months ended September 30, 2006, the net loss was $98.7 million, or $2.13 per share, compared to $125.4 million, or $3.19 per share for the nine months ended September 30, 2005.

Revenues for the third quarter of 2006 were $10.1 million compared to revenues of $4.7 million for the same period last year, and $24.4 million for the nine months ended September 30, 2006 compared to $8.5 million for the same period last year. The increase in revenues for the three months ended September 30, 2006 as compared with the same period in 2005 is primarily the result of a $4.2 million increase in royalty revenue earned from Amgen on sales of cinacalcet HCl.

Research and development expenses were $13.7 million for the third quarter of 2006 compared to $27.4 million for the third quarter of 2005, and $55.1 million for the nine months ended September 30, 2006 compared to $88.2 million for the same period in 2005. The decrease in research and development expenses during the three months ended September 30, 2006 compared with the same period in the prior year is primarily due to decreases in the development and manufacturing costs for PREOS®.

Selling, general and administrative expenses were $7.5 million for the quarter ended September 30, 2006 compared to $11.3 million in the same quarter in 2005. For the nine months ended September 30, 2006, selling, general and administrative expenses were $42.4 million compared to $32.9 million for the same period in 2005. The decrease in selling, general and administrative expenses during the three months ended September 30, 2006 as compared with the same period in the prior year is primarily due to decreases in market research, educational and commercial activities associated with PREOS® and sales promotion efforts around Kineret® (anakinra), a biologic therapy owned by Amgen.

Restructuring charges were $2.2 million and $8.2 million, respectively, for the three and nine months ended September 30, 2006 compared to zero for the same periods in the prior year. The restructuring charges relate to the initiative to restructure operations announced June 12, 2006. As of September 30, 2006, the company had 46.2 million shares outstanding and $157.8 million in cash, cash equivalents, and marketable investment securities as compared to $259.0 million at December 31, 2005.

NPS PHARMACEUTICALS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine months Ended September 30,
	2006	2005	2006	2005
Revenues from research and license agreements	$10,071	$4,700	$24,436	$8,517

Operating expenses:
Cost of royalties	796	334	1,954	795
Cost of goods sold	536	—	902	—
Research and development	13,692	27,399	55,076	88,207
Selling, general and administrative	7,482	11,271	42,405	32,944
Restructuring charges	2,228	—	8,240	—

Total operating expenses	24,734	39,004	108,577	121,946

Operating loss	(14,663)	(34,304)	(84,141)	(113,429)

Other expense, net	(6,416)	(4,032)	(14,542)	(12,061)

Loss before income tax benefit	(21,079)	(38,336)	(98,683)	(125,490)
Income tax benefit	—	3	—	45

Net loss	$(21,079)	$(38,333)	$(98,683)	$(125,445)

Basic and diluted net loss per common and potential common share	$(0.45)	$(0.95)	$(2.13)	$(3.19)

Weighted average common and potential common shares outstanding - basic and diluted	46,435	40,300	46,329	39,314

NPS PHARMACEUTICALS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30, 2006	December 31, 2005
Cash, cash equivalents and marketable investment securities	$157,778	$258,967
Current restricted cash and cash equivalents	16,378	6,095
Other current assets	14,758	7,304
Restricted cash and cash equivalents	—	8,437
Plant and equipment, net of accumulated depreciation and amortization	31,813	32,960
Debt issuance costs	5,750	7,525
Other assets, net of accumulated amortization	10,174	9,764

Total assets	$236,651	$331,052

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities	$38,776	$38,459
Notes payable and other liabilities	379,601	390,117

Total liabilities	418,377	428,576

Paid-in capital and common stock	674,744	664,088
Deferred compensation	—	(3,120)
Accumulated other comprehensive loss	(1,583)	(2,288)
Accumulated deficit	(854,887)	(756,204)

Net stockholders’ deficit	(181,726)	(97,524)

Total liabilities and stockholders’ deficit	$236,651	$331,052

About NPS Pharmaceuticals

NPS discovers and develops small molecules and recombinant proteins as drugs, primarily for the treatment of metabolic, bone and mineral, and central nervous system disorders. The company has drug candidates in various stages of clinical development backed by a strong discovery research effort. Additional information is available on the company’s website, http://www.npsp.com.

Conference Call Information

A conference call will be held today at 5:00 p.m. EST. To participate in the call, dial 800-299-6183 with passcode 69121312. International callers may dial 617-801-9713 using the same passcode. In addition, live audio of the conference call will be simultaneously broadcast over the Internet and may be accessed on the company’s home page, (www.npsp.com). A conference call replay will be available until November 15, 2006 at 888-286-8010, or 671-801-6888 for international callers, with passcode 39169703. The webcast will be available for replay and ipod® download for the same period of time.

Cautionary Statement For The Purpose Of The “Safe Harbor” Provisions

Of The Private Securities Litigation Reform Act of 1995

Note: Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include: the FDA may not approve our submitted protocol for a new clinical study for PREOS or ultimately consider our response to the PREOS approvable letter to be a complete response, either of which would further delay the regulatory approval process for us; the process of submitting a complete response to the PREOS approvable letter may be time-consuming, uncertain and subject to unanticipated delay and cost; our clinical trials for teduglutide or other product candidates may not be commenced or completed on schedule; drugs, such as teduglutide, in late stages of clinical development may fail to show the desired safety and efficacy traits despite having progressed through initial clinical testing; we have no control over and are entirely dependent on our collaborators and licensees, including Nycomed, Kirin, GSK, AstraZeneca and Janssen to advance the product candidates that are subject of our collaborations or licenses; if Nycomed does not devote adequate resources to the marketing and sale of Preotact® in Europe then European sales of Preotact® will be negatively impacted and our profitability will be adversely affected; Preotact® may not find acceptance in the European medical community; the Japanese Pharmaceuticals and Medical Devices Agency may not approve cinacalcet HCl in Japan in a timely manner or at all; if Kirin does not obtain approval to market cinacalcet HCl in Japan or does not devote adequate resources to the commercialization and marketing of cinacalcet HCl in Japan, then sales of cinacalcet HCl in Japan will be negatively impacted and our profitability will be adversely affected; although the results of GSK’s preclinical and clinical studies with calcilytics have been positive, it is possible that GSK will obtain different results in the later stages of drug development or that results seen in pre-clinical and early clinical studies will not continue with longer-term treatment with calcilytics; our product candidates, including newly identified pre-clinical compounds, may not prove to be safe or efficacious; we may not be able to collect, analyze and report data from our clinical trials in a timely manner; we may not ultimately realize the expected financial benefits of our 2006 restructuring initiative; we may never develop additional products that generate revenues; we may not have or be able to secure sufficient capital to fund development and commercialization of our product candidates; and, unanticipated events may occur that negatively impact our financial guidance with respect to our cash burn for 2006 and our year-end cash, cash equivalent and marketable investment security balances. All information in this press release is as of November 8, 2006, and we undertake no duty to update this information. A more complete description of these risks can be found in our filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the third quarter 2006 and our Annual Report on Form 10-K for the year ended December 31, 2005.

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